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Exhibit 5.1

January 17, 2003

DOT HILL SYSTEMS CORP.
6305 El Camino Real
Carlsbad, California 92009

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by DOT HILL SYSTEMS CORP., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of three million three hundred sixty-eight thousand thirty-nine (3,368,039) shares of the Company's Common Stock, $0.001 par value (the "Shares"), comprised of (i) one million eight hundred forty-six thousand one hundred fifty-two (1,846,152) Shares issuable upon the conversion of six thousand (6,000) shares of Series A Redeemable Convertible Preferred Stock of the Company (the "Series A Preferred") sold to certain investors in the Company's private placement offering consummated on December 18, 2002, (ii) four hundred eighty-eight thousand forty-one (488,041) Shares issuable upon the exercise of warrants (the "Warrants") issued to such investors and the Company's placement agent in connection with the private placement offering, (iii) six hundred sixty-four thousand six hundred thirteen (664,613) Shares issuable in lieu of the cash payment of certain dividends on the Series A Preferred and (iv) three hundred sixty-nine thousand two hundred thirty-three (369,233) Shares issuable pursuant to the terms of the Series A Preferred.

        In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus (the "Prospectus"), the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Series A Preferred and the Warrants, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "LEGAL MATTERS" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
COOLEY GODWARD LLP

By:	/s/ THOMAS A. COLL Thomas A. Coll, Esq.

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  Exhibit 5.1